Exhibit 99.1

Contact:	Christian Mezger	Robin Caputo
	Corporate Finance	Media Relations
	303-267-3857	303-267-3876
	cmezger@ciber.com	rcaputo@ciber.com

CIBER REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

GREENWOOD VILLAGE, Colo., Feb 21, 2013— Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the fourth quarter and full year 2012.

Highlights From Continuing Operations for the Fourth Quarter 2012 Include:

•                  Revenue of $225.3 million, a 2% increase, up 3% in constant currency, compared with last year’s fourth quarter

•                  Operating income of $5.2 million, before previously announced restructuring charges of $8.0 million

•                  Net income (loss) from continuing operations of $(5.4) million, or $(0.08) per share, after restructuring charges of $8.0 million, or $0.09 per share

•                  Non-GAAP net income from continuing operations of $1.3 million, or $0.02 per share, before restructuring charges

•                  Operating cash flow from continuing operations of $35 million.

Highlights From Continuing Operations for the Full Year 2012 Include:

•                  Revenue of $884.4 million, a 2% decrease, up 1% in constant currency

•                  Operating income of $22.4 million, before previously announced restructuring charges of $8.0 million

•                  Net income (loss) from continuing operations of $(2.5) million, or $(0.04) per share, after restructuring charges of $8.0 million, or $0.09 per share

•                  Non-GAAP net income from continuing operations of $4.2 million, or $0.05 per share, before restructuring charges

•                  Operating cash flow from continuing operations of $1.3 million

President and Chief Executive Officer Dave Peterschmidt said, “Ciber delivered much improved financial results in the fourth quarter and for the full year 2012.  At the end of the third quarter, I said my objective was to end 2012 with improved financials and a stronger operating margin exit rate. We did just that. Management’s strategy resulted in higher operating margins, sequential revenue growth and positive operating and free cash flow in the fourth quarter.”

Peterschmidt continued, “2012 overall, was a year of transformation for Ciber, and we made significant progress on many fronts.  We strengthened our management team with industry-leading talent; divested non-core assets; streamlined our operations, including a previously announced restructuring; de-levered our balance sheet, significantly reducing our interest costs; and furthered our strategy to move into higher value markets, and drive revenue growth. Our North American business is healthier than it was a year ago, an important demonstration of successful execution of our strategy, and our international business is delivering improved results that we can build on.”

Claude Pumilia, Chief Financial Officer, commented, “We are committed to streamlining Ciber, while aligning our resources with the most promising opportunities.  As planned, we have lowered SG&A in absolute dollars and as a percentage of revenue, thus gaining the leverage that is essential to margin growth.  Our objective remains to lower our overall cost structure, improve operating procedures, and gain efficiencies in delivery, while improving the quality of our client-facing services. The restructuring plan we announced in the third quarter is well underway. We continue to expect savings of $7 million in 2013 and $11 million annually thereafter.  We incurred $8 million, or $0.09 per share in restructuring charges in the fourth quarter of 2012. Our previously announced restructuring charge of $14 million has been reduced to $13 million. The remaining $5 million, or $0.06 per share will be reflected in 2013.”

Market Highlights in the Fourth Quarter Include:

•                  The largest community college system in the U.S. selected Ciber to implement its ERP system based on Ciber’s qualifications in higher education, as well as our position as an Oracle Certified Partner.

•                  In the UK, Ciber expanded its footprint in the financial services market with Dynamics CRM, securing multiple new contracts and extensions at six major banks and insurance companies.

•                  Ciber was selected by one of the fastest growing wireless handset manufacturers to assist with migration from a previous parent company, as well as for a three-year managed services contract where Ciber will manage significant IT functions for this innovative company.

•                  A worldwide resorts and entertainment company expanded Ciber’s long-term partnership to include management of the business analysis function. This global leader cited our metrics reporting to validate operational efficiencies derived from our managed services approach.

Fourth Quarter Financial Results from Continuing Operations

Revenue of $225.3 million increased 2%, or 3% in constant currency, compared with last year’s fourth quarter.  Sequentially from the third quarter of 2012, revenue increased 4%, or 3% in constant currency.

Gross margin for the fourth quarter was 26.1%, compared with 26.8% in last year’s fourth quarter and 25.3% in the third quarter of 2012.  The year-over-year gross margin decline reflected lower international utilization associated with training employees as the company transitions from subcontractors, and reduced pricing on additional work within a large North America account, while the sequential improvement reflected more efficient delivery of a streamlined set of offerings and improved product mix.

Selling, general and administrative expenses (SG&A) in the fourth quarter were $53.5 million, a $1.2 million or 2% reduction from the fourth quarter of last year.  SG&A as a percentage of revenue in the fourth quarter of 2012 improved 110 basis points year-over-year, as Ciber has implemented cost containment and efficiency initiatives that have significantly improved the SG&A cost base.  This improved cost structure, together with the additional targeted savings from the restructuring activities, is expected to contribute meaningfully to operating margin expansion in 2013 and beyond.

Fourth quarter 2012 operating income from continuing operations before restructuring charges of $5.2 million, yielded an operating margin of 2.3%, up from 2.0% in the prior-year fourth quarter and 2.1% in the third quarter of 2012.

Non-GAAP net income from continuing operations before restructuring charges for the fourth quarter of 2012 was $1.3 million, or $0.02 per share.  Last year’s fourth quarter net income from continuing operations was $1.6 million, or $0.02 per share.

Revenue in the International division was $118.2 million for the fourth quarter of 2012, representing a year-over-year increase of 1%, 3% in constant currency.  Compared to the third quarter of 2012, revenue increased 11%, or 7% in constant currency.  Fourth quarter sequential and year-over-year revenue performance was led by Germany and Norway.  Operating margin of 6.0% was up sequentially, and from the fourth quarter of 2011.  SG&A expenses were lower than the fourth quarter of 2011, but increased as compared to the third quarter of 2012, due to typical seasonality.  Gross margin was slightly lower than last year’s fourth quarter, but improved sequentially from the third quarter of 2012, benefiting from improved utilization and better product mix.

The North America division posted revenue of $107.5 million, up 2% from the year-ago fourth quarter and down 2% sequentially due to typical seasonal trends.  Importantly, operating margin was strong at 7.2%, up from the fourth quarter of 2011 and unchanged sequentially.  The solid operating margin was driven by SG&A leverage that offset a gross margin that was lower than last year’s fourth quarter.

Full Year Financial Results from Continuing Operations

Note:  Comparative results for 2011 include a number of accounting and goodwill adjustments incurred in the second quarter 2011.

Revenue of $884.4 million decreased 2%, a 1% increase in constant currency, compared to 2011.

Gross margin for the full year increased to 25.8%, compared with 25.4% in 2011, driven by improved bench and overall project management.

Selling, general and administrative expenses (SG&A) for the full year declined $14.1 million to $205.6 million, a 6.5% decline from 2011, and were 120 basis points lower as a percent of revenue.  Ciber has implemented cost containment and efficiency initiatives that have driven the significantly improved SG&A cost base.  This improved cost structure, together with the additional targeted savings from the restructuring activities, is expected to contribute meaningfully to operating margin expansion in 2013 and beyond.

2012 operating income from continuing operations before restructuring charges of $22.4 million yielded an operating margin of 2.5%, up 350 basis points from (1.0%) in 2011.

Net income (loss) from continuing operations in 2012 was $(2.5) million, or $(0.04) per share, including restructuring charges of $8.0 million, or $0.09 per share.  Non-GAAP net income from continuing operations in 2012 totaled $4.2 million, or $0.05 per share, before the restructuring charges. This compares to net income (loss) from continuing operations of $(50.7) million, or $(0.71) per share in 2011.

Revenue in the International division was $453.0 million in 2012, representing a year-over-year decrease of 4%, an increase of 2% in constant currency.  Revenue performance was led by Germany, Norway, and the UK which combined comprised approximately 50% of the International division’s revenue.  Operating margin totaled to 5.5% in 2012, roughly comparable to 2011.  SG&A expenses improved to 18.4% in 2012, compared to 19.6% in 2011 offsetting lower gross margin in 2012, compared to 2011, resulting from lower utilization and higher labor costs in some of the larger geographies.

The North America division posted revenue of $432.8 million for the full year 2012, up 1% from 2011.  Importantly, operating margin was 7.0%, up significantly from 2011, driven by improvement in both gross margin and SG&A and reflecting better utilization, project management and delivery costs, and implementation of plans to streamline operations.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the fourth quarter of 2012 was $58.8 million.  The outstanding balance on the credit facility was $26.0 million.

Cash flow provided by operating activities (continuing operations) year-to-date through December 31 was $1.3 million, driven mostly by improved net income.  Seasonality exists in cash flows with stronger cash flow occurring during the last quarter of the year.  Days Sales Outstanding (DSO) were 61 days.  Capital expenditures totaled $3.3 million for the full year 2012.

Continuing Operations and Segment Realignment

Ciber made the strategic decision to sell its Federal division, and certain assets of its Global IT Outsourcing business, in order to focus on its core offerings.  The Company completed the Federal division sale on March 9,

2012, and completed the Global ITO asset sale on October 15, 2012.  As a result of these sales, the Federal division and the portion of the Global ITO business that was sold are presented as discontinued operations.  Additionally, for 2012, Ciber combined the portion of the operations of its IT Outsourcing division that it retained, with the remaining two divisions: International and North America.  The discussion of the Company’s results includes comparison to 2011, as if the new reporting segments were in place that year.  Quarterly results for 2011and 2012, under the new reporting segments, and with the Federal division and the Global ITO business as discontinued operations, are provided in the tables of this earnings release, and are available at www.ciber.com.

Restructuring

Ciber recorded $8 million ($0.09 per share) of restructuring charges in the fourth quarter of 2012, and expects to record $5 million, $(0.06 per share) of restructuring charges in 2013.  The restructuring charges primarily relate to the consolidation of our real estate footprint, as well as organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and create operating efficiencies. The Company expects to realize pre-tax savings from the initiatives of approximately $7 million in 2013, and expects $11 million in annualized savings beginning in 2014.  Restructuring expenses are not reflected in segment operating results, and will be shown separately on the income statement.  Restructuring expenses include expenses related to personnel, including severance and related benefits, and facility closures including fixed asset write-offs.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 11:00 a.m. Eastern Time to discuss the Company’s financial results.

The conference call and audiocast of the conference call will be available to the public.  The audiocast will be available at www.ciber.com/us/index.cfm/company/investor-relations .  To participate in the conference call, dial 866-713-8567 (U.S.) or +1-617-597-5326 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 82232861.

A replay of the call and audiocast will be available one hour after the call ends through March 21, 2013.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 46779339.  The audiocast replay will be available at www.ciber.com/us/index.cfm/company/investor-relations.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics, and provide comparability and consistency to prior periods.  These non-GAAP measurements include: consolidated revenue change,  quarter-over-quarter, year-over-year and sequentially, adjusted for currency; International revenue change,  quarter-over-quarter, year-over-year and sequentially, adjusted for currency;  fourth quarter 2012 and full year 2012 operating income and operating margin adjusted for restructuring charges; and fourth quarter 2012 and full year 2012 net loss and net loss per share adjusted for restructuring charges. Reconciliations of non-GAAP to comparable GAAP measures are available in the body of this release as well as the accompanying schedules.  These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based on assumptions as to future events that may not prove to be accurate.  Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; a data security or privacy breach could adversely affect our business; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our Credit Agreement, an asset-based and term loan facility, limits our operational and financial flexibility and we also face the need to comply with financial covenants in our Credit Agreement; our revenues, operating results and profitability will vary from quarter to quarter, which may impact our ability to comply with our debt covenants, and may also result in increased volatility in the price of our stock; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our international operations are susceptible to different financial and operational risks than our domestic operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our presence in India may expose us to operational risks due to regulatory, economic, political, and other uncertainties; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; possible future consideration on the sale of certain contracts and assets associated with our information technology outsourcing practice may not be realized; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.

For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2012, and other documents filed with or furnished to the Securities and Exchange Commission.  We undertake no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with nearly 6,000 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

Ciber, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES
Consulting services	$211,883	$208,667	$833,496	$856,113
Other revenue	13,406	12,330	50,942	44,943
Total revenues	225,289	220,997	884,438	901,056

OPERATING EXPENSES
Cost of consulting services	158,934	154,605	624,729	646,953
Cost of other revenue	7,516	7,246	31,142	25,384
Selling, general and administrative	53,470	54,749	205,550	219,723
Goodwill impairment	—	—	—	16,300
Amortization of intangible assets	162	89	644	1,534
Restructuring charges	7,981	—	7,981	—
Total operating expenses	228,063	216,689	870,046	909,894

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,774)	4,308	14,392	(8,838)

Interest income	171	580	743	987
Interest expense	(813)	(2,526)	(5,976)	(7,898)
Other income (expense), net	77	481	(258)	(2,524)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,339)	2,843	8,901	(18,273)
Income tax expense	2,094	1,256	11,373	32,450

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(5,433)	1,587	(2,472)	(50,723)
Loss from discontinued operations, net of income tax	(662)	(17,914)	(11,610)	(16,509)

CONSOLIDATED NET LOSS	(6,095)	(16,327)	(14,082)	(67,232)
Net income (loss) attributable to noncontrolling interests	145	(176)	545	29

NET LOSS ATTRIBUTABLE TO CIBER, INC.	$(6,240)	$(16,151)	$(14,627)	$(67,261)

Basic and diluted loss per share attributable to Ciber, Inc.:
Continuing operations	$(0.08)	$0.02	$(0.04)	$(0.71)
Discontinued operations	(0.01)	(0.24)	(0.16)	(0.23)
Basic and diluted loss per share attributable to Ciber, Inc.	$(0.09)	$(0.22)	$(0.20)	$(0.94)

Weighted average shares outstanding:
Basic	73,639	72,484	73,166	71,831
Diluted	73,639	72,788	73,166	71,831

Ciber, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$58,849	$65,567
Accounts receivable, net of allowances of $1,752 and $1,422, respectively	200,257	182,359
Prepaid expenses and other current assets	22,164	25,041
Deferred income taxes	1,890	3,302
Current assets of discontinued operations	—	21,041
Total current assets	283,160	297,310

Property and equipment, net of accumulated depreciation of $47,859 and $43,617, respectively	13,683	17,827
Goodwill	276,599	275,504
Other assets	7,029	5,888
Long-term assets of discontinued operations	—	28,541

TOTAL ASSETS	$580,471	$625,070

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$6,337	$25,571
Accounts payable	30,775	35,112
Accrued compensation and related liabilities	68,900	60,124
Deferred revenue	21,872	19,876
Income taxes payable	4,331	8,613
Other accrued expenses and liabilities	45,477	45,454
Current liabilities of discontinued operations	—	9,742
Total current liabilities	177,692	204,492

Long-term debt	19,790	41,380
Deferred income taxes	21,848	15,462
Other long-term liabilities	2,188	6,729
Total liabilities	221,518	268,063

Commitments and contingencies

Equity:
Ciber, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 708 and 1,919 shares, respectively	(4,057)	(10,998)
Additional paid-in capital	337,639	330,088
Retained earnings	24,032	44,337
Accumulated other comprehensive income (loss)	208	(7,006)
Total Ciber, Inc. shareholders’ equity	358,567	357,166
Noncontrolling interests	386	(159)
Total equity	358,953	357,007

TOTAL LIABILITIES AND EQUITY	$580,471	$625,070

Ciber, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(14,082)	$(67,232)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Loss from discontinued operations	11,610	16,509
Goodwill impairment	—	16,300
Depreciation	7,465	7,976
Amortization of intangible assets	644	1,534
Deferred income tax expense	4,892	26,900
Provision for doubtful receivables	825	337
Share-based compensation expense	7,282	4,540
Change in fair value of acquisition-related contingent consideration	—	3,222
Amortization of debt costs	2,615	2,182
Other, net	667	(661)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,987)	30,540
Other current and long-term assets	(1,180)	(2,394)
Accounts payable	(4,848)	(12,693)
Accrued compensation and related liabilities	7,363	(3,176)
Other current and long-term liabilities	(5,013)	(2,420)
Income taxes payable/refundable	(949)	(2,555)
Cash provided by operating activities — continuing operations	1,304	18,909
Cash provided by (used in) operating activities — discontinued operations	(2,981)	12,613
Cash provided by (used in) operating activities	(1,677)	31,522

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(895)
Purchases of property and equipment, net	(3,262)	(13,217)
Cash used in investing activities — continuing operations	(3,262)	(14,112)
Cash provided by (used in) investing activities — discontinued operations	37,773	(2,214)
Cash provided by (used in) investing activities	34,511	(16,326)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	337,475	377,676
Payments on long-term debt	(377,617)	(399,483)
Employee stock purchases and options exercised	1,263	7,490
Credit facility fees paid	(3,389)	(2,000)
Other, net	(688)	(1,019)
Cash used in financing activities — continuing operations	(42,956)	(17,336)
Effect of foreign exchange rate changes on cash and cash equivalents	3,404	(1,622)
Net decrease in cash and cash equivalents	(6,718)	(3,762)
Cash and cash equivalents, beginning of period	65,567	69,329
Cash and cash equivalents, end of period	$58,849	$65,567

Ciber, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Change	2012	2011	Change
Revenues:
International	$118,205	$116,750	1%	$453,034	$472,867	(4)%
North America	107,513	105,336	2%	432,832	429,289	1%
Other	800	904	n/m	3,109	3,510	n/m
Total segment revenues	226,518	222,990	2%	888,975	905,666	(2)%
Inter-segment	(1,229)	(1,993)	n/m	(4,537)	(4,610)	n/m
Total revenues	$225,289	$220,997	2%	$884,438	$901,056	(2)%

Operating income (loss) from continuing operations:
International	$7,046	$6,829	3%	$24,969	$27,147	(8)%
North America	7,726	5,613	38%	30,169	12,385	144%
Other	120	135	n/m	446	499	n/m
Total segment operating income	14,892	12,577	18%	55,584	40,031	39%
Corporate expenses	(9,523)	(7,793)	(22)%	(32,005)	(29,680)	(8)%
Unallocated results of discontinued operations	—	(387)	n/m	(562)	(1,355)	n/m
Earnings before interest, taxes, amortization and restructuring	5,369	4,397	22%	23,017	8,996	156%
Goodwill impairment	—	—	n/m	—	(16,300)	n/m
Amortization of intangible assets	(162)	(89)	82%	(644)	(1,534)	58%
Restructuring charges	$(7,981)	$—	n/m	$(7,981)	$—	n/m
Total operating loss from continuing operations	$(2,774)	$4,308	(164)%	$14,392	$(8,838)	263%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses, goodwill impairment, amortization and restructuring)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
International	52%	53%	51%	53%
North America	48%	47%	49%	47%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	47%	54%	45%	68%
North America	52%	45%	54%	31%
Other	1%	1%	1%	1%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses, goodwill impairment, amortization and restructuring)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating margin:
International	6%	6%	6%	6%
North America	7%	5%	7%	3%
Other	15%	15%	14%	14%
Total segment operating margin	7%	6%	6%	4%

Ciber, Inc.

QUARTERLY RESULTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
REVENUES
Consulting services	$211,883	$203,117	$207,699	$210,797	$208,667	$212,543	$209,726	$225,177
Other revenue	13,406	12,681	12,514	12,341	12,330	10,068	11,565	10,980
Total revenues	225,289	215,798	220,213	223,138	220,997	222,611	221,291	236,157

OPERATING EXPENSES
Cost of consulting services	158,934	153,716	153,745	158,334	154,605	157,962	167,831	166,555
Cost of other revenue	7,516	7,529	7,843	8,254	7,246	6,047	5,913	6,178
Selling, general and administrative	53,470	49,781	53,420	48,879	54,749	52,439	57,033	55,502
Goodwill impairment	—	—	—	—	—	—	16,300	—
Amortization of intangible assets	162	157	161	164	89	131	682	632
Restructuring Charges	7,981	—	—	—	—	—	—	—
Total operating expenses	228,063	211,183	215,169	215,631	216,689	216,579	247,759	228,867

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,774)	4,615	5,044	7,507	4,308	6,032	(26,468)	7,290

Interest income	171	149	226	197	580	203	148	56
Interest expense	(813)	(1,096)	(2,238)	(1,829)	(2,526)	(2,005)	(1,875)	(1,492)
Other income (expense), net	77	(449)	695	(581)	481	469	(2,689)	(785)

Income (loss) from continuing operations before income taxes	(3,339)	3,219	3,727	5,294	2,843	4,699	(30,884)	5,069
Income tax expense	2,094	2,638	2,860	3,781	1,256	2,960	27,139	1,095

Net income (loss) from continuing operations	(5,433)	581	867	1,513	1,587	1,739	(58,023)	3,974
Income (loss) from discontinued operations, net of income tax	(662)	(9,896)	(742)	(310)	(17,914)	1,425	(242)	222

CONSOLIDATED NET INCOME (LOSS)	(6,095)	(9,315)	125	1,203	(16,327)	3,164	(58,265)	4,196
Net income (loss) attributable to noncontrolling interests	145	134	206	60	(176)	24	108	73

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(6,240)	$(9,449)	$(81)	$1,143	$(16,151)	$3,140	$(58,373)	$4,123

Basic and diluted earnings (loss) per share attributable to CIBER, Inc.:
Continuing operations	$(0.08)	$0.01	$0.01	$0.02	$0.02	$0.02	$(0.81)	$0.06
Discontinued operations	(0.01)	(0.14)	(0.01)	—	(0.24)	0.02	—	—
Basic and diluted earnings (loss) per share attributable to CIBER, Inc.	$(0.09)	$(0.13)	$—	$0.02	$(0.22)	$0.04	$(0.81)	$0.06

Weighted average shares outstanding:
Basic	73,639	73,276	73,013	72,735	72,484	72,209	71,695	70,936
Diluted	73,639	73,647	73,504	73,342	72,788	72,609	71,695	72,091

Ciber, Inc.

HISTORICAL SEGMENT DATA, CONTINUING OPERATIONS PRESENTATION

(Dollars in thousands)

(Unaudited)

	Three months ended				Year ended	Three months ended				Year ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2011	2011	2011	2011	2011	2012	2012	2012	2012	2012
Revenues:
International	$118,344	$123,817	$113,956	$116,750	$472,867	$118,138	$109,882	$106,809	$118,205	$453,034
North America	117,470	97,480	109,003	105,336	429,289	105,459	110,514	109,346	107,513	432,832
Other	858	772	976	904	3,510	771	736	802	800	3,109
Total segment revenues	236,672	222,069	223,935	222,990	905,666	224,368	221,132	216,957	226,518	888,975
Inter-segment	(515)	(778)	(1,324)	(1,993)	(4,610)	(1,230)	(919)	(1,159)	(1,229)	(4,537)
Total revenues	$236,157	$221,291	$222,611	$220,997	$901,056	$223,138	$220,213	$215,798	$225,289	$884,438

Operating income (loss) from continuing operations:
International	$7,308	$7,715	$5,295	$6,829	$27,147	$7,698	$6,017	$4,208	$7,046	$24,969
North America	8,347	(9,817)	8,242	5,613	12,385	7,010	7,608	7,825	7,726	30,169
Other	152	73	139	135	499	50	80	196	120	446
Total segment operating income (loss)	15,807	(2,029)	13,676	12,577	40,031	14,758	13,705	12,229	14,892	55,584
Corporate expenses	(7,510)	(7,134)	(7,243)	(7,793)	(29,680)	(6,654)	(8,311)	(7,517)	(9,523)	(32,005)
Unallocated results of discontinued operations	(375)	(323)	(270)	(387)	(1,355)	(433)	(189)	60	—	(562)
Earnings (loss) before interest, taxes, amortization and restructuring	7,922	(9,486)	6,163	4,397	8,996	7,671	5,205	4,772	5,369	23,017
Goodwill impairment	—	(16,300)	—	—	(16,300)	—	—	—	—	—
Amortization of intangible assets	(632)	(682)	(131)	(89)	(1,534)	(164)	(161)	(157)	(162)	(644)
Restructuring charges	—	—	—	—	—	—	—	—	(7,981)	(7,981)
Total operating income (loss) from continuing operations	$7,290	$(26,468)	$6,032	$4,308	$(8,838)	$7,507	$5,044	$4,615	$(2,774)	$14,392

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended December 31, 2012
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	3%	(1)%	2%
International	3%	(2)%	1%

	Sequential Three Months Ended December 31, 2012
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	3%	1%	4%
International	7%	4%	11%

	Year Ended December 31, 2012
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	1%	(3)%	(2)%
International	2%	(6)%	(4)%

Adjusted Fourth Quarter and Full Year Results

	Consolidated
	Three Months Ended December 31, 2012		Year Ended December 31, 2012
		Margin		Margin
Operating income (loss), as reported	$(2.8)	(1.2)%	$14.4	1.6%
Restructuring charges	8.0	3.5%	8.0	0.9%
Operating income before restructuring charges	$5.2	2.3%	$22.4	2.5%

	Consolidated
	Three Months Ended December 31, 2012		Year Ended December 31, 2012
		Per Share (1)		Per Share (1)
Net loss from continuing operations, as reported	$(5.4)	$(0.08)	$(2.5)	$(0.04)
Restructuring charges	8.0	0.11	8.0	0.11
Tax impact of restructuring charges	(1.3)	(0.02)	(1.3)	(0.02)
Non-GAAP net income from continuing operations	$1.3	$0.02	$4.2	$0.05

(1) may not foot due to rounding

Consolidated
Three Months Ended December 31, 2012

Cash flows from continuing operations, as reported	$34.7
Purchases of property and equipment, net	(0.7)
Free cash flow	$34.0